Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2022, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedule III – real estate and accumulated depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2021.

We consent to the use of our report dated February 18, 2022, with respect to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedule III – real estate and accumulated depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2021.

These reports are incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

July 18, 2022